EXHIBIT 99.1
                  KROGER OPER EARNS PER SHARE:
                      56 CENTS VS 48 CENTS

     CINCINNATI, Ohio, January 22, 1998 --- The Kroger Co. (NYSE: KR) said today that 1997 fourth quarter earnings before an extraordinary item rose 17 percent to $147.1 million from $125.5 million in the 1996 fourth quarter. On a diluted per share basis, earnings before the extraordinary item rose 17 percent to 56 cents from 48 cents.

     Kroger's fourth quarter and full-year results set records for sales, operating cash flow, earnings, and earnings per share.

     Fourth quarter operating cash flow -- pretax earnings before interest, depreciation, LIFO, and extraordinary items
-- rose 9 percent to $380.8 million from $349.3 million.

     Total Company sales in the quarter increased 5 percent to a record $6.5 billion from $6.2 billion in the 1996 fourth quarter. Identical food store sales rose 0.7 percent.
Comparable store sales, which include relocations and expansions, were up 3.0 percent in the quarter.

     For 1997, earnings before extraordinary items were $444.0 million, or $1.69 per diluted share, compared to $352.7 million, or $1.36 per share, in 1996. Full year operating cash flow rose to a record $1.385 billion from $1.224 billion. Total Company sales were $26.6 billion, a 5.5 percent increase over 1996.

     Kroger Chairman and Chief Executive Officer Joseph A.
Pichler said the strong fourth quarter and full year performance resulted from the Company's strategy of investing in new stores, logistics, and technologies while improving the performance of existing assets.

     "Despite cost deflation in many product categories and intense competition for sales, all segments of our business
continued to improve in 1997," Pichler said.   "Our retail
operations benefited from coordinated purchases and improvements in logistics, distribution, and technology. Kroger's private label business also was a strong contributor throughout the year to both sales and profits," he noted.

     Kroger's financial structure improved in 1997. The major rating services upgraded the Company's long-term debt to investment grade. Net interest expense for 1997 declined 4.7 percent to $285.9 million, the lowest since 1988. Net total debt decreased by $216 million to 3.20 billion.

     During 1997, Kroger opened, expanded or relocated 96 food stores, increasing overall square footage by 5.7 percent. For 1998, the Company said it expects to complete approximately 90 store projects which will enable Kroger to grow retail square footage by approximately 5 percent.

     The foregoing statements regarding 1998 plans are forward looking statements, based on information available to the Company as of the date of this release. The Company s actual results could differ materially due to competitive action, changes in the capital markets, labor disputes, material shortages, or delays in completing real estate projects.


                                               The Kroger Co.
                                             Sales and Earnings
                          4th Qtr               4th Qtr
                            1997                 1996          Percent
                          12/27/97              12/28/96       Change
                          --------              --------       -------
Sales                $6,509,501,887          $6,199,156,375      5.01

EBITD <F1>           $  380,803,597          $  349,268,567      9.03

LIFO                 $    4,758,719          $    2,173,602

Interest             $  (62,631,887)         $  (67,006,475)

Depreciation         $  (94,637,026)         $  (86,580,221)
                     ---------------         ---------------

Pre-tax Earnings
before
extraordinary
item                 $  228,293,403          $  197,855,473

Tax expense          $  (81,188,285)         $  (72,336,735)
                     ---------------         ---------------
Earnings before
extraordinary
item                 $  147,105,118          $  125,518,738     17.2


Extraordinary
item <F2>            $  (23,330,230)         $      (84,342)
                     ---------------         --------------

Net Earnings         $  123,774,888          $  125,434,396
                     ===============         ==============

Basic earnings
(loss) per
common share:

From operations      $         0.58          $         0.50
From extraordinary
item <F2>            $        (0.09)         $        (0.00)
                     ---------------         ---------------
Basic net
earnings per
common share         $         0.49          $         0.50
                     ================        ================

Number of
shares used in
basic per share
calculation             254,615,451             252,993,144

Diluted
earnings (loss)
per common share:

From operations      $         0.56          $         0.48     16.67

From extraordinary
item <F2>            $        (0.09)         $        (0.00)
                     ---------------         ---------------

Diluted net
earnings per
common share         $         0.47          $         0.48
                     ===============         ===============

Number of
shares used in
diluted per share
calculation             263,749,709             260,960,975

[FN]
<F1> EBITD represents pretax earnings before interest,
     depreciation, and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the after-tax loss from the early retirement of debt.

                       4 Quarters             4 Quarters           Percent
                          1997                   1996              Change
                     ---------------          ---------------      -------
Sales                $26,567,348,448          $25,170,908,953        5.5

EBITD <F1>           $ 1,384,770,575          $ 1,223,593,781       13.2

LIFO                 $    (6,241,281)         $   (12,526,398)

Interest             $  (285,945,010)         $  (299,984,361)

Depreciation         $  (380,221,320)         $  (343,769,715)
                     ----------------         ----------------

Pre-tax Earnings
before
extraordinary
item                 $   712,362,964          $   567,313,307

Tax expense          $  (268,331,104)         $  (214,578,000)
                     ----------------         ----------------
Earnings before
extraordinary
item                 $   444,031,860          $   352,735,307       25.9

Extraordinary
item <F2>            $   (32,375,034)         $    (2,862,050)
                     ----------------         ----------------

Net Earnings         $   411,656,826          $   349,873,257
                     ================         ================

Basic earnings
(loss) per
common share:

From operations      $          1.75          $          1.41

From
extraordinary
item <F2>            $         (0.13)         $         (0.01)
                     ----------------         ---------------

Basic net
earnings per
common share         $          1.62           $         1.40
                     ===============           ==============

Number of
shares used in
basic per share
calculation              254,283,864              250,979,020

Diluted
earnings (loss) per
common share:

From operations      $          1.69           $          1.36      24.26

From
extraordinary
item <F2>            $         (0.12)          $         (0.01)
                     ---------------           ---------------

Diluted net
earnings per
common share         $          1.57           $          1.35
                     ===============           ===============

Number of
shares used in
diluted per share
calculation              262,860,380               258,836,576

[FN]
<F1> EBITD represents pretax earnings before interest,
     depreciation, and LIFO as defined in the Company's Bank
     Credit Agreement.
<F2> Represents the after-tax loss from the early retirement of debt.